Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2015

CONTACT:

Media

Julian Cacchioli 213-745-0519

Investors

Alan Quan 213-745-0541

Herbalife Announces Appointment of the Honorable Michael Montelongo —former Assistant

Secretary of the Air Force— to Board of Directors

LOS ANGELES, CA, April 27, 2015— Global nutrition company, Herbalife (NYSE: HLF), today announced the appointment of Michael Montelongo to the company’s board of directors, effective April 23, 2015. Montelongo has an exemplary career spanning both the public and private sectors, and his leadership skills and experience in strategy and policymaking across multinational enterprises will be a valuable addition to the board.

Montelongo joins as an independent director. The Herbalife board now has 13 members, 10 of whom are independent.

“After carefully reviewing Herbalife and its business, and engaging with its leadership and people, I am excited about the opportunities that lie ahead for a company that reflects my values and is focused on improving the lives of people and families around the world,” said Montelongo. “Having spent a lifetime of service in business, government, and civil society – and navigating this increasingly interdependent global terrain – I believe Herbalife’s purpose-driven and selfless focus is refreshing, longed-for, and essential in today’s crowded marketplace. I am eager to get started and contribute to Herbalife’s future success.”

“Michael’s global experience and strategic insight, combined with his financial expertise, will bring an immediate impact to our board and to our company,” said Michael O. Johnson, chairman and chief executive officer of Herbalife. “We are fortunate to have his guidance as we continue to manage the business for profitable long-term growth.”

About The Honorable Michael Montelongo

The Honorable Michael Montelongo, a former presidential appointee and Senate-confirmed official, is chief administrative officer and senior vice president, public policy and corporate affairs for Sodexo, Inc., the leading $9 billion, 133,000-person quality of life services enterprise in North America. Skilled in board governance matters, he also serves on several for-profit, public sector, and non-profit boards and chairs audit committees. Active in civic leadership, he volunteers for organizations that expand opportunities for young people, support community health and wellness, assist veterans, and promote national service.

Mr. Montelongo is an experienced c-level executive with a broad service industry skill set in facilities and food service management, outsourced technical services, telecommunications, professional services, and aerospace/defense. Focusing on strategy, financial and risk management, policymaking, and operations excellence for global commercial and public sector enterprises, he is recognized for leading change in large organizations. A public policy expert, Mr. Montelongo is a lifetime member of the Council on Foreign Relations.

At Sodexo, Inc., Mr. Montelongo was previously the chief strategy officer leading the company’s North American “go-to-market” strategy development to serve over 9,000 corporate, healthcare, education, and government clients and fifteen million customers daily in the U.S., Canada, and Mexico.

Previously, Mr. Montelongo was a Pentagon appointee in the Bush White House. As the 19th assistant secretary of the Air Force for Financial Management and Comptroller, he served as its chief financial officer responsible for managing a budget of over $120 billion and financing two major combat operations. He was the first Latino appointed to that position, the most senior-ranking Hispanic-American in the Air Force, and concluded his tenure at the Pentagon as acting secretary of the Air Force.

Before joining the Bush administration, Mr. Montelongo was an executive with a global management-consulting firm, a regional telecommunications company, and completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate, and service as an assistant professor teaching economics and political science at West Point.

A native of New York, born to Mexican-American and Puerto Rican parents and the first in his extended family to attend college, Mr. Montelongo earned his bachelor’s degree in science from West Point and a master’s degree in business administration from Harvard Business School. Besides military awards and the highest decorations for Exceptional Civilian Service in the Air Force and the National Aeronautics and Space Administration (NASA), he is featured in several nationally recognized Latino publications including being twice listed in Hispanic Business Magazine’s 100 Most Influential Hispanics.

About Herbalife:

Herbalife is a global nutrition company that has been changing people’s lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated Independent Herbalife Members in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with a Herbalife Member and a community that inspires customers to live a healthy, active life.

We support the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need. We also sponsor more than 250 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy and champions in many other sports.

The company has over 7,800 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of $5 billion in 2014. To learn more visit Herbalife.com or IAmHerbalife.com

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